Exhibit 10.2

Summary of Initial Compensation Terms

For Don P. Conkle

1.	Base Salary. $355,000 per year

2.	Initial Cash Payment. $360,000 payable in a lump sum payable on the 120th day after start date, provided Mr. Conkle remains employed by the Company on such date.

3.	Annual Incentive Percentage.

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EBIT percentage of .2745% under the Company’s Annual Incentive Arrangement (the “AIA”), applied to the earnings before interest income and expense and taxes (“EBIT”) for the Company during the fourth quarter of 2012.

•	Pursuant to Section 3 of the AIA, the 2012 Performance Period for Mr. Conkle shall begin on his first date of employment with the Company.

•	The cap under the AIA for Mr. Conkle’s 2012 award shall be $188,718.

4.	Restricted Stock Awards

•	$600,000 restricted stock grant under the Company’s Omnibus Incentive Plan, to vest in equal installments on each anniversary date of the grant for a period of three years

•	$600,000 restricted stock grant under the Company’s Omnibus Incentive Plan, to vest in equal installments on each anniversary date of the grant for a period of five years

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Grants to be made on the first date of Mr. Conkle’s employment, and converted to shares of common stock by dividing the grant amount by the fair market value of a share of the Company’s common stock on the grant date.

•	Awards to be made using form of award agreement for Company officers, substantially as previously approved by the Committee

5.	Change in Control Agreement. Execution of Change in Control Agreement with Mr. Conkle, substantially in the form approved for the officers of the Company (other than Mr. Kolstad) by the Compensation Committee and the Board of Directors in March 2012.